Exhibit 99.1

Chi Hea Cho

salesforce.com

Public Relations

415-281-5304

chcho@salesforce.com

Salesforce Announces Appointment of Susan Wojcicki to its Board of Directors

SAN FRANCISCO, Calif. – Dec. 8, 2014 – Salesforce (NYSE: CRM), the Customer Success Platform and world’s #1 CRM company, announced today the appointment of Susan Wojcicki, CEO of YouTube, to its Board of Directors. The appointment was effective as of Dec. 5, 2014, and increases the size of the Salesforce Board of Directors to 11 members.

“We are delighted that Susan has joined our Board of Directors,” said Marc Benioff, chairman and CEO, Salesforce. “Susan is an extraordinary executive who has been instrumental in helping to build the world’s largest consumer cloud company, where scale, reliability and security are of critical importance. Her experience will make her an outstanding addition to our board.”

“Salesforce has revolutionized enterprise software and has an amazing culture of innovation,” said Susan Wojcicki. “I’m very excited to be joining the Salesforce Board of Directors.”

With this appointment, the Salesforce Board of Directors now consists of Marc Benioff, Salesforce chairman and CEO; Keith Block, Salesforce vice chairman and president; Craig Conway, former CEO of PeopleSoft; Alan Hassenfeld, former chairman and CEO of Hasbro; General Colin Powell, retired four star general in the U.S. Army and former U.S. Secretary of State, U.S. National Security Advisor and Chairman of the Joint Chiefs of Staff; Sanford Robertson, principal of Francisco Partners; John Roos, former U.S. Ambassador to Japan; Lawrence Tomlinson, former senior vice president and treasurer of Hewlett-Packard; Robin Washington, CFO of Gilead Sciences; Maynard Webb, chairman of Yahoo! Inc.; and Susan Wojcicki, CEO of YouTube.

Background on Susan Wojcicki

•	Wojcicki is currently CEO of YouTube, the world’s most popular digital video platform, which was acquired by Google in 2006.

•	Prior to joining YouTube in February 2014, Wojcicki was senior vice president of Advertising & Commerce at Google, where she oversaw the design and engineering of AdWords, AdSense, DoubleClick, and Google Analytics.

•	Wojcicki joined Google in 1999. In 2002, she began working on Google’s advertising products and over the next 12 years she led teams that helped define the vision and direction of Google’s monetization platforms.

•	Wojcicki graduated with honors from Harvard University, holds a master’s in Economics from University of California, Santa Cruz, and an MBA from UCLA.

About Salesforce

Salesforce, the Customer Success Platform and world’s #1 CRM company, empowers companies to connect with their customers in a whole new way. For more information about Salesforce (NYSE: CRM), visit: www.salesforce.com